Exhibit 99.1

Operator:  Good morning ladies and gentlemen and thank you for standing by. Welcome to the First Quarter Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, Wednesday, May 3, 2017, at 9 am Pacific daylight time.

I will now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance. Please go ahead sir.

Aaron Reyes:  Thank you Amy and good morning everyone. By now you should have all received a copy of our first quarter earnings release and supplemental which were released yesterday. If you do not yet have a copy you can access them on our Web site. Before we begin I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our perspective, 10Qs, 10Ks and other filings with the SEC which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements. We also note that this call may contain non-GAAP financial information including adjusted EBITDA, adjusted FFO and hotel adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call today are John Arabia, President and Chief Executive Officer, Bryan Giglia, Chief Financial Officer, Marc Hoffman, Chief Operating Officer and Robert Springer, Chief Investment Officer. After our remarks, we will be available to answer your questions.

With that I would like to turn the call over to John. Please go ahead.

Sunstone Hotel Investors, Inc. - First Quarter Conference Call

John Arabia:  Good morning everyone and thank you for joining us today. I’ll begin the call today by providing an overview of our first quarter operating results and then share our approach to external growth within the current investment environment. Afterwards Bryan will provide additional color on our balance sheet, cash balance and earnings guidance.

Similar to our performance during the fourth quarter of last year, our first quarter RevPAR and hotel profits materially exceeded the top end of our expectations. Portfolio RevPAR growth of 5.5%, which was driven entirely by an increase in room rates, exceeded the top end of our guidance by 100 basis points.  More importantly our same store property level EBITDA increased by 14.5%, driven by a 5.4% increase in same store portfolio hotel revenues and a 220 basis point increase in hotel EBITDA margins. These figures were higher than expected and, as a result, first quarter adjusted EBITDA and adjusted FFO per diluted share materially exceeded the high end of our guidance for the second quarter in a row.

Our portfolio performance in the first quarter benefited from anticipated events, including the Presidential Inauguration and Women’s March, which boosted our first quarter RevPAR by approximately 110 basis points as well as the favorable shift in the Easter holidays which will reverse itself in the second quarter. That said, underlying fundamentals within the portfolio were better than anticipated even after adjusting for these anticipated events. Nineteen of our 27 hotels delivered positive first quarter revenue par growth, while 18 of our 27 hotels met or exceeded their quarterly RevPAR budgets. This figure stands in stark contrast to the second and third quarter of last year when the preponderance of the hotels within our portfolio fell short of quarterly budgets.

Of particular note is the materially stronger than anticipated performance of our two recently repositioned hotels, the Boston Park Plaza and the Wailea Beach Resort. We are very pleased with the recent performance of these two hotels as they’re ramping up faster than anticipated, are exceeding our underwriting, and yet, continue to have compelling growth prospects. In the first

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quarter, Boston Park Plaza and Wailea Beach Resort generated RevPAR gains of 26% and 18%, respectively. Furthermore at the end of the first quarter, group pace at Boston Park Plaza and Wailea Beach Resort were up 28% and 21%, respectively, due largely to increases in room rates as both properties are now able to attract higher rated, more profitable groups. Collectively, these two hotels exceeded their first quarter EBITDA budgets by $2 million as transient occupancy in Boston and transient rates in Wailea came in far better than anticipated. These two hotels are now expected to produce EBITDA that is $21 million greater than they did in 2016, excluding the impact of the $5 million Marriott cash flow guarantee. We remain highly confident that the invested capital and operational modifications at both hotels are working and should deliver outsize growth in revenues and profits over the next few years, particularly as group business at both hotels improves.

So let’s talk in greater detail about the quarter and recent booking trends. While we continue to believe that there is a wide range of potential RevPAR outcomes in 2017 and that supply in certain markets will continue to weigh on RevPAR growth at certain hotels, our outlook for 2017 has recently improved. As you will remember, we witnessed higher than normal group slippage in mid-2016 as our operators ended up backfilling rooms with discounted transient business resulting in downward pressure on average daily rates. As a result, we reduced our full year 2016 RevPAR forecast as the year progressed.  While it’s still early in 2017, we are thus far witnessing more stable trends. In the first quarter of 2017, groups actualized on average at 89% of their room blocks which exceeded our forecast of 85% and the first quarter historic range of 85 to 88%. Groups not only showed up in larger numbers but also increased their out of room spend. Group banquet and audio visual revenue per group room increased 9.4% in the first quarter, driven in part by a more favorable calendar but also by an increase in corporate groups, which lends credence that group trends within our portfolio remain healthy. We continue to see last minute increases in banquet spend which makes forecasting more difficult, but is good news nonetheless.

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Similarly, group production in the quarter improved, resulting in an increase in our full year group pace. In the quarter for the quarter group bookings, which are volatile and represent approximately 11% of our first quarter group rooms increased 41%. Similarly, in the quarter group production for all current and future periods was the second strongest first quarter production since 2007. Because of these positive recent group booking trends, our 2017 group pace excluding our two Houston hotels that witnessed sizable group cancellations later in 2016, increased to a positive 3.1%.

Furthermore just over 85% of our budgeted group room nights for full year 2017 are already on the books, which is above the high end of the 83 to 85% range witnessed in the past three years. Turning to margins, total comparable operating expenses increased only 2.3% in the quarter resulting in a 220 basis point increase in hotel EBITDA margins. Increased margins stem primarily from the Easter shift, higher room rates, productivity initiatives at our larger group hotels and lower energy costs. Excluding the Wailea Beach Resort which was under significant renovation throughout 2016, comparable property level EBITDA margins increased a respectable 190 basis points.

Now let’s turn to our external growth initiatives. Over the past 18 months we have sold three hotels and an online purchasing platform for gross proceeds of nearly $735 million which represents a trailing EBITDA multiple of approximately 22 times. We characterize these dispositions as either opportunistic in terms of pricing or strategic in advancing our corporate strategy.  As many of you are aware, our strategy, as outlined in our recent annual shareholder letter, is to own long term relevant real estate. On strategy hotels that we deem to be long term relevant real estate account for the lion’s share of our earnings and total asset value. That said, a small portion of our asset value, but a greater portion of the number of hotels and our collective energy consists of commodity or pedestrian hotels that we believe have inferior long term growth prospects. We view these off strategy hotels as a bank of value that we expect to methodically harvest and reinvest into long term relevant real estate. As a result we expect to continue to

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dispose of these lower quality assets while at the same time capital recycling these proceeds and a portion of our sizable current cash balance into superior assets all while maintaining our significant balance sheet flexibility and strength.  These capital recycling initiatives are likely to take time, but we believe they will unlock unrealized earnings potential and reduce superior long term results for our stakeholders. In regard to the current investment environment, we have witnessed a marginal increase in the quantity and quality of acquisition opportunities while at the same time the number of hotel buyers and pricing expectations remains high. Overall we believe the current transaction environment is generally healthy and that it is accommodative to our capital recycling strategy.

In summary our portfolio delivered outsized earnings growth in the first quarter of 2017 aided by the presidential inauguration and Easter shift and driven by the contributions of our repositioned Boston and Wailea hotels and generally stronger pricing within our portfolio. We expect our two repositioned hotels to continue to drive strong performance as they continue to ramp up for the remainder of 2017 offsetting somewhat muted growth in the rest of the portfolio. Additionally, our low levered balance sheet and material investment capacity position us well to increase earnings through disciplined external growth and capital recycling.

With that, let me turn the call over to Bryan for more details regarding our balance sheet as well as an updated outlook regarding our 2017 earnings guidance. Bryan, please go ahead.

Bryan Giglia:  Thank you John and good morning everyone. As we discussed with you on our last call, we successfully completed our senior unsecured notes offering and unencumbered another hotel in the first quarter. Inclusive of these transactions, we had $442 million of unrestricted cash on hand and $1.2 billion of consolidated debt and preferred securities at the end of the quarter. A large portion of this cash balance represents unrealized earnings for our shareholders that will be realized once deployed into high-quality hotels. Following the completion of our first quarter financing activity, we have extended the weighted average term to maturity from four to six years

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and decreased our weighted average interest rate to 4.2%. Our variable rate debt as a percentage of total debt stands at 22% and 43% of our debt is unsecured.  We now have 22 unencumbered hotels that collectively generated $246 million of EBITDA over the trailing 12-month period and nearly 70% of our EBITDA is now unencumbered. In addition to cash on hand, we have an undrawn $400 million credit facility and no debt maturities before August 2019. Our balance sheet is the strongest it has ever been and we retain considerable financial flexibility.

Now turning to the second quarter and updated full year 2017 guidance. A full reconciliation can be found on page 22 of our supplemental as well as in our earnings release. For the second quarter, we expect total portfolio RevPAR to increase between 0.75% and 2.75%. We expect second quarter adjusted EBITDA to be between $96 million and $99 million and adjusted FFO per diluted share to be between $0.35 and $0.37. For the full year, we expect total portfolio RevPAR to grow between 1.5% and 3.5%.  As John stated earlier, we increased the midpoint of our guidance range to reflect our first quarter performance. This guidance reflects all 27 of our hotels and we estimate that the Wailea Beach Resort will contribute 150 to 200 basis points of the total portfolio growth as the hotel benefits from the recently completed repositioning.  Our full year 2017 adjusted EBITDA guidance was also increased and ranges from $316 million to $334 million and our full year adjusted FFO per diluted share ranges from $1.14 to $1.22. Despite our first quarter performance, we remain cautious and have kept our outlook for the remainder of the year relatively unchanged from prior guidance. We raised the bottom end of our RevPAR guidance to reflect the first quarter outperformance but our range does not assume meaningful acceleration in business travel for the remainder of the year. While this may prove to be conservative, we need to see more signs similar to what we saw in the first quarter before we are ready to increase further.

Now turning to dividends. Our Board of Directors has declared a $0.05 per common share dividend for the second quarter.  Consistent with our practice in prior years, we expect to continue to pay a regular quarterly cash dividend of $0.05 per share of common stock throughout 2017.

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To the extent that the regular quarterly common dividend for 2017 does not satisfy our annual distribution requirements, we would expect to pay a catch-up dividend in early 2018 that would generally be equal to our remaining taxable income. In addition to common dividends, our board has also approved the routine quarterly distributions on both outstanding series of our preferred securities.

With that I’d like to now open the call to questions. Amy, please go ahead.

Operator:  Thank you. If you would like to ask a question please signal by pressing star 1 on your telephone keypad. If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment. Again please press star 1 to ask a question and we’ll pause for just a moment to allow everyone an opportunity to signal for questions.

And we’ll take our first question from Anthony Powell of Barclays.

Anthony Powell:  Good morning. Question on the group trends that you gave a lot of detail on, could you maybe give some detail on group trends excluding Boston and Wailea?

John Arabia:  Yes, hold on one second Anthony, let’s grab those. Anthony we’re going to have to grab those in one second. We’ll get right back to you, how about that? Do you have another question?

Anthony Powell:  Yes, I guess on acquisitions given the early success of the redevelopments you’ve done, as you look towards deals over the next year or so, would you do another one of these large scale acquisition / renovation projects or are you holding back on that given kind of where we are in the cycle?

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John Arabia:  It would be something we would consider. I don’t think that that is our only investment strategy as one might take away from the fact that two of our last three acquisitions were deep turn repositionings, it would also come down to what we thought we could do with the asset, the potential upside in the asset. And I think it’s fair to say as well that, we could acquire something but then take our time in repositioning. So I think that’s on the table but I wouldn’t say that that’s a foregone conclusion.

Anthony Powell:  Got and maybe just one more in terms of discounting. I believe a couple quarters ago you said that you were concerned about the amount of discounting in the sector. It seems like that’s been taken care of with some more group strength but outside of that are you still seeing a lot of discounting overall or do you have more pricing power these days?

John Arabia:  Well, a frustration of last year was we were at nearly all time high occupancy levels, both as a company and as an industry, and pricing power remained somewhat elusive. What was going on in the details of that was our groups were not showing up as anticipated and several of our operators were falling back to more discounted transient rates and as a result the overall rates were not as strong as anticipated. That was a general theme to 2016.  What our asset management team, Marc Hoffman and the rest of the asset management team, have been working with our operators is to make sure that we are taking on, one, more groups, but also going back and negotiating corporate accounts, whereas before we had a more aggressive rate strategy of trying to fill in more business through bar rates. So, I look at that as a somewhat more defensive strategy. That defensive strategy thus far has worked because it’s resulted in a little bit more pricing pressure. So I think we’re set up fairly well this year.

Anthony Powell:  All right great that’s it for me, thank you.

Marc Hoffman:  Yes Anthony, its Marc Hoffman. I have your answers on the group trends. So, on the group trends for in the year for all future years where John said we’re up 41% within the quarter, if

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you take out Boston Park Plaza and Wailea, we’re up 28%. And on the information for in the year for the year for pickup just for the hotels, we were up 15.7% and without Boston and Wailea we were up 13.4%.

Anthony Powell:  So pretty broad based strength it seems like.

Marc Hoffman:  Yes, still strong but less strong than the other two.

Anthony Powell:  All right, got it. Thank you.

Operator:  And next we have from Citi, Smedes Rose. Please go ahead.

Smedes Rose:  Hi thanks. I wanted to ask if you could just maybe talk about your San Francisco hotel a little more. It’s held up fairly well in the quarter and I was just wondering as the year progresses, you know, how is the group looking at that asset and just the market overall if you could just provide some thoughts on that that’d be great.

John Arabia:  Sure, I know there’s been a lot of attention focused on San Francisco this year. First quarter in San Francisco we held our own as a destination next to Embarcadero. Also, we participated in a healthcare conference that I think heretofore we had not participated in that gave us a little bit of a boost. Smedes, I would not anticipate that we are immune from what will transpire in San Francisco particularly over the next several quarters and we fully anticipate RevPAR to decline in that market as one of the major demand generators for the market overall that adds compression, comes under the knife.  That, we believe, is a well understood, just confirms that the number of cancellations that have been at Moscone, the number of the reduction in terms of compression nights, I think we’re down roughly 20 compression nights in the city this year. That’s going to have an impact even though we are farther away from Moscone.  That is going to impact transient rate and competition for in-house group. So while I think we held our own and we’re particularly proud

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of the team up there and our asset managers that did well in the food and beverage front there and in reconcepting there, I would tell you we are prepared for a few quarters of declines.  But we believe that when you look through Moscone we are incredibly happy what will happen on the other side and particularly in 2019 which is just a barn burner for the city.

Smedes Rose:  All right I appreciate the detail, thank you.

Marc Hoffman:  Thanks Smedes.

Operator:  And from Green Street Advisors we have Lukas Hartwich. Please go ahead.

Lukas Hartwich:  Thanks, morning guys.

John Arabia:  Hey Lukas.

Lukas Hartwich:  I know it’s a small market for you but what do you see in Houston?  I’m just looking at oil rig counts, they’ve been growing for a few months now, or several months really. Is the body language improving there?

John Arabia:  Yes and no. What we’ve seen in the market is that there’s probably been some stabilization in the market.  As you’re probably aware, and remember these are two, while their room counts are high in terms of earnings, these are two relatively small earnings generators for us just considering their level of RevPAR.  But in any case, if you remember back to last year, we were being boosted by an in-house piece of training business that protected us versus the market downturn. That piece of group business has been a little bit softer this year and resulted in cancellations late in 2016--one of the reasons that when we looked at our group pace, we think it’s fair to look at our group pace in terms of our portfolio without the Houston’s--that is going to cause some weakness, particularly in the first couple of quarters of the year. But what we have

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seen from the oil companies I would say is generally stable. It feels like things have stabilized a bit.

Lukas Hartwich:  Perfect, and then it looks, like, your management contract at the Hilton St. Charles is up this year. Is there any plan to play around with the operations at that asset?

John Arabia:  Nothing to report as of yet, we have several hotels that management contracts, roll over time and that’s something that we’ll continue to work on those hotels.

Lukas Hartwich:  Great that’s it for me, thanks guys.

Operator:  And we have Ryan Meliker from Canaccord Genuity. Please go ahead.

Ryan Meliker:  Hey guys just a couple of questions. First of all, with regards to the group pace that you mentioned earlier John, up 3.1% excluding Houston, as I recall last quarter you had indicated you were up 3% excluding Houston. So does that mean the acceleration you saw in terms of bookings in the first quarter is more for, you know, 2018, 2019, et cetera?

John Arabia:  No, we really didn’t talk about 2018 yet. It’ll be sometime before we do talk about 2018. There was a modest increase. I thought what I said on the last call, and we’ll have to go back and pull the transcripts, that we had talked about the pace was roughly flat. So we saw just a modest increase, let’s say a couple hundred basis points give or take. Remember that number moves around quite a bit Ryan.

Ryan Meliker:  Okay but it was flat excluding Houston last call?

John Arabia:  We’re looking right now, somewhere along those lines. I think it was from memory Ryan we’ll get you a specific number, but it was around 1-2%.

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Ryan Meliker:  Okay that’s helpful. So you did see a bit of an uptick and then the second question I was hoping you could give some color on John and maybe this is, you know, Robert, too.  It sounds, like, you guys are feeling a little bit more optimistic in terms of where your portfolio was going throughout the rest of this year and John I think even in the press release you indicated that you’ve got an increased level of confidence in near-term earnings prospects. Does that mean that you’re starting to shift how you’re looking at acquisition and underwriting on deals or is that unchanged?

John Arabia:  I think it’s more of the same. We said probably three plus quarters ago that we were looking to capital recycle a fair amount of our significant cash balance into acquisitions. Robert and the team, several of us have spent a considerable amount of time over the past six to eight months underwriting various acquisitions. Nothing to report to date. I would say it’s a competitive market out there but I also feel that, at some point this year we’re more likely than not to get something done. But I will tell you we’re very selective in the types of hotels we’re looking at and we’re going to hold true to price.

Ryan Meliker:  All right, fair enough. That’s it for me, thanks.

John Arabia:  Thanks Ryan.

Operator:  And next we’ll hear from Michael Bellisario from Baird.

Michael Bellisario:  Thanks, good morning guys. Just wanted to clarify one thing. Your group-up strategy that you mentioned, does that apply for all future periods or was that more of a 2017 near-term comment?

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John Arabia:  It really depends on the hotel and I’ll turn it over to Marc but it depends on the hotel and the time period, obviously there are stronger markets, weaker markets but those that we saw that there could be some risk, we grouped up a bit and particularly in certain time periods.  I go back to when Robert and Marc were in active pursuit of the Hyatt Embarcadero, one of our major strategies there was, particularly around the renovation of Moscone, was making sure we grouped up to fuel more transient compression. So, it really depends.

Marc Hoffman:  Yes, we believe that erring on the side of higher group in all of our hotels makes more sense. It’s just something statistically, over time has proven out and particularly as you get to this length in the cycle and you look at the years at the end of the cycle, it makes sense to group up at this point in the cycle and we continue to push group in 2018 and 2019.

Michael Bellisario:  That’s helpful and it sounds like 2018 and 2019 group pace is kind of healthy across the board. I know you didn’t get metrics on that but, how does that shape your view of the cycle and when you look at potential acquisitions when you do your underwriting for the next couple of years, does that give you more or less confidence about where we’re heading as an industry?

John Arabia:  That’s a great question and something that we debate quite a bit. As you all know we underwrite downturns within our investment process. Now this has been a prolonged expansion, albeit one that I would say is muted, and we continue to underwrite assuming a downturn.  But, I will be honest with you, while I believe very strongly that that helps measure the earnings power of that asset, we will be wrong in terms of exactly when and the magnitude of that downturn, but I think from an investment perspective, it’s the right way to approach it. When and where that downturn eventually comes, and it will come, I think is a very fair question right now.

Michael Bellisario:  That makes sense and there’s one more for me. Maybe aside from a potential deeper turn acquisition that’s out there, what’s next for the portfolio on the Capex front and then are there any redevelopment or expansion projects within your current asset base?

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John Arabia:  There’s a couple of routine, we always have routine capital projects going on. For example the Embassy Suites La Jolla we did the rooms, those finished in February. The Marriott Quincy right now has a really beautiful redevelopment of the restaurant and lobby space, that’ll be wrapped up here in the not too distant future. And those things, Michael, really we don’t even include those as disruption, those are routine and they’re regularly going on in our portfolio. They’re not worth calling out, they’re not like a Boston Park Plaza or a Wailea.

We are looking to potentially expand some meeting space at one of our hotels but that is still early in the process and that isn’t something that we look at as necessarily disruptive. In terms of rooms renovations going into late this year and next year, we have, again, routine renovations at the LAX Renaissance, which probably starts late this year, and then going into next year we have JW New Orleans and the Marriott Long Wharf. But again, I would say that those are by and large routine, although with the Marriott Long Wharf, just because it is a higher revenue asset that could be something that we’ll talk about later on in the year as that comes up.

Michael Bellisario:  Perfect, thanks guys.

Operator:  Next from Raymond James is Bill Crow. Please go ahead.

Bill Crow:  Hey John, good morning.

John Arabia:  Hi Bill.

Bill Crow:  A quick question on the Boston Park Plaza. I think as the redevelopment was going on one of the things you talked about was the David Barton Gym as an amenity and Cyc Cycle. I understand they’ve both closed down after a relatively short period. So I’m just wondering

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whether there was some recapture of tenant improvement costs, lease term fee, anything, like, that that went along with their close and what your plan is for the space.

Robert Springer:  Yes good morning Bill it’s Robert, as people are probably generally aware David Barton Gyms nationally went out of business right before Christmas of last year. Obviously unfortunately not only for us as one of their landlords but obviously impacting multiple landlords across the country as they had multiple locations throughout New York City and other cities. So the gym is currently not open to outside members but is available to hotel guests and we’re in the process of working to get in new equipment. I won’t get into all the details of the ins and outs of closing down that lease but we do have possession of the gym and all the equipment and are in the process of working to hopefully get a new tenant in that space over the course of this year.

Bill Crow:  All right, thanks Robert. And John I guess there’s been increase in focus in the office REIT community about the retail exposure in New York and other markets. I’m just curious from a hotel perspective as you look at your portfolio how much retail and restaurant exposure do you have and I guess maybe not the magnitude but what your feelings are toward those sectors today.

John Arabia:  Yes it’s not a huge number for us Bill. We’ll get the number. In fact I don’t even know if we have the number here. It’s probably that low so maybe we can circle back on that. The one hotel that does have a notable amount of retail space is the Boston Park Plaza. The couple of spaces that have been rented out we’re very pleased with in terms of Nick Varano’s restaurant and the Starbucks which should be opening up here in next couple of months. It’s unfortunate as David, excuse me, as Robert said about David Barton Gym but the good news is that it’s open to our guests and it’s still a very good amenity although we’re looking forward to having that released to get the income come flowing back in. But other than that, I’m not too concerned about the rest of our portfolio when it comes to retail.

Bill Crow:  Okay.

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Robert Springer:  Thinking across the portfolio Bill I believe, and Marc can jump in here, that Boston is the only hotel that we have today that has vacant retail spaces available that we’re actively trying to lease, you know, there might be one or two other spaces that we’re trying to carve to see if we can create value but in terms of just vacant retail spaces I think Boston’s the only one that comes to immediate mind.

Bill Crow:  Great that’s it for me, thank you.

Robert Springer:  Thanks Bill.

Operator:  And next we’ll hear from Shaun Kelley of Bank of America.

Shaun Kelley:  Hi guys, good morning. My first question would just to follow up on some of the M&A line of thinking, you know, John you mentioned, you know, the pricing environment and that buyers remain competitive. Could you just give us, you know, a little bit more color because we get some mixed views from the REIT community about some people clearly being in the transaction market, other people not so much? So, you know, who are you bumping into in some of these processes? Is it other public REITs, is it private equity that’s able to underwrite a little differently than maybe they were a year or two ago, just kind of who’s out there.

John Arabia:  Remember Shaun that we see this from a perspective as a buyer and as a seller.  As just mentioned, we sold in total $735 million worth of assets including three hotels, including recently the Fairmont Newport Beach which garnered significant interest from a wide array of folks. But with the assets that we’re looking to buy we’ve run into a few other REITs, we’ve run into private equity and I think in a couple of spots we’ve bumped into foreign capital. So, I would say you’re seeing it from multiple different buyers. The improvements in the CMBS market I think have also brought in certain potential buyers back to the market as well.

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Shaun Kelley:  That’s helpful and then in terms of where exactly you want to take the M&A strategy. Is it primarily, you know, full service, branded, you know, kind of type of assets in the major metros or are you guys willing to look at something slightly different when it comes to cash flow, the limited service side or anything else?

John Arabia:  Are you talking predominantly single asset transactions or you talking M&A as in company to company M&A?

Shaun Kelley:  No just specifically for, you know, kind of what you’re looking to underwrite on, you know, single assets with, you know, the cash sitting on your balance sheet kind of thing.

John Arabia:  Yes, our strategy is quite simple. Our strategy is to own long term relevant real estate and that comes in different shapes and sizes. But it’s something that you know it when you see it and would lead us generally to higher barrier to entry, higher quality hotels that we believe the demand equation is a good one over very long periods of time. So it’s hard to be more specific than that, but that’s where you’ll see us take this portfolio not only on filling in the top side of the bucket so to speak in terms of acquisitions but also continuing to remove those assets that do not fit that profile within our existing portfolio.

Shaun Kelley:  Perfect, last question and this is a small one but you guys broke it out with respect RevPAR how much tailwind you think you’re getting from Wailea. I’m curious do you have a general sense of similar, you know, kind of points for the EBITDA margin growth for the year?

John Arabia:  Yes, let’s grab that EBITDA margin growth without Wailea, without Boston, Bryan do you have that number?

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Bryan Giglia:  Yes, morning Shaun. On a full year basis, Maui will impact overall margins by somewhere between 50 and 100 basis points. Boston Park Plaza is much less than that because the repositioning ended at the end of the second quarter last year so you had a cleaner comp year over year, that’s probably in the 20 to 40 basis point impact range.

Shaun Kelley:  Perfect, thank you very much guys.

John Arabia:  Thanks Shaun.

Operator:  And from Deutsche Bank we have Chris Woronka for our next question.

Chris Woronka:  Hey, good morning guys.

John Arabia:  Morning.  Hey Chris.

Chris Woronka:  John I want to ask you, you guys have I think outperformed the industry for a couple of quarters now and some of your comments about group showing up better than expected and maybe a little bit of pickup on transient rate. Do you think any of that is due to issues last year with the Marriot Starwood integration or do you think there’s anything with online distribution that’s impacting that in a more favorable way this year, you know, is there something more structural beyond just little changes in demand here and there?

John Arabia:  No, I don’t. I think if anything it’s geography. I think it’s strategies relating to group. I mean Marc and the asset management team have been very aggressive working with our operators to make sure their slips are well below historic norm or notably below historic norm to make sure that the operators continue to push and not all of a sudden find themselves with last minute holes that need to be filled. I think that that might be part of it but at the end of the day we only have so many group hotels and geographic concentration has to play some impact on that.

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Chris Woronka:  Okay very good and wanted to move over to the expense side and kind of along the same lines, I’m asking if there is anything secular going on because we’ve seen from you and some others some pretty impressive and really, you know, consistent on an ongoing basis improvements in margins outside of the noise of renovations. And, you know, is there something there with whether it’s a labor initiative or some of the green initiatives or food and beverage, you know, is it something secular and can it continue kind of through the cycle?

Marc Hoffman:  Yes, this is Marc. I think we’ve been working for the last few years on some distinct labor initiatives, time and motion at our large boxes and working through those, and then lastly we continue to work very aggressively on the catering side and maximizing revenues there and on the restaurant side and room service side taking costs out.  We made some significant changes in cost in San Francisco, we removed room service and went to a modern approach where we put a market in. We’ve done that in a few hotels and will continue to do that.

Chris Woronka:  Okay, very good, thanks guys.

Operator:  From Boenning we have Floris Van Dijkum. Please go ahead.

Floris Van Dijkum:  Thanks, well I guess my first question was on your improved food and beverage margin what was behind that. Was that mostly driven by what’s going on in San Francisco, your revenues picked up nicely and your costs actually fell?

Marc Hoffman:  Yes it’s a combination of two things. It’s mix and the strength that we had in group food and beverage and AV and it’s also a mix from our other large boxes and it includes savings in San Francisco as well as our New York Hilton where we made some changes structurally in food and beverage, small ones.

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Floris Van Dijkum:  Great and then the other question I had for you is as you’re thinking about deploying some of your capital, do you have a preference for resort hotels or urban hotels and presumably you’re looking at bigger acquisitions, you know, a couple hundred million dollars to, you know, for this kind of scale to be relevant. Is that the right way to think about it?

John Arabia:  I wouldn’t say that we have a preference.  Recently we’ve looked at both resort and urban. The size of the acquisitions have ranged anywhere from roughly $50-60 million all the way up to a couple hundred million dollars. You know we have the capacity to do deals across that range. I think what we’re looking for most importantly is again long term relevant real estate that we think that we can produce attractive risk adjusted returns above our cost of capital. And, so far nothing to announce but we continue to endeavor to do that and if we cannot find the right opportunity we’ll remain patient.

Floris Van Dijkum:  Great, thanks guys.

John Arabia:  Thank you Floris.

Operator:  Next we hear from Wells Fargo, Jeff Donnelly.

Jeff Donnelly:  Good morning guys up there. Two questions, one just John I guess I recognize that you probably did not delve into looking at FelCor but I was just curious what maybe conclusions maybe you might have taken from that combination or that transaction and, you know, whether or not from your perspective you think we might see other combinations in the coming year.

John Arabia:  Not for me to comment whatsoever on M&A of other companies. As you and I have talked about for a long time Jeff I think some M&A combinations could make sense. They, up until that transaction was announced--and maybe excluding the Apple REIT transactions, never occurred. I

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continue to believe that there are some impediments to those types of transactions happening but we’ll see.

Jeff Donnelly:  And just one other one on San Francisco, I apologize if I might have missed this, but I was just curious, you know, what you guys have seen I guess across the local submarkets there. And I think the concern actually was there might be a little bit of sort of a price war that might develop between the different submarkets and I was curious how that’s shaken out as, you know, we’ve moved through this period with Moscone being closed and, you know, just what your sense was.

John Arabia:  Yes, you’re going back to the comments, I forgot who asked the other question on San Francisco, but it will be natural to see more competition for in house group and you would have to assume that over the next couple of quarters with pure compression nights you’re just going to have less transient compression. Midweek, we like where we’re positioned next to Embarcadero. It doesn’t mean that competition again for in house group or lower transient rates aren’t going to impact us but we really like where we sit with that hotel considering there’s a couple of million square feet of office space immediately attached.

Jeff Donnelly:  Okay thanks guys.

John Arabia:  Thank you.

Operator:  We’ll now hear from Rich Hightower of Evercore. Please go ahead.

Rich Hightower:  Hi guys.

John Arabia:  Hey Rich.

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Rich Hightower:  More on the topic of capital allocation and recycling and so forth. I’m just curious so it sounds, like, the way you guys underwrite you’re probably more conservative than the average market participant in the sense that you do underwrite a downturn, as do we. So my question here is how do you get an edge in that process? Is it certainty to close, is it something else outside of perhaps the cap rate that you’re willing to pay? How do you get an edge and win deals going forward in this environment?

John Arabia:  Yes let me first comment that it’s not necessarily winning deals, it’s getting the right deals and getting things at prices that we are comfortable with. If that means that we are runner up or don’t quite pay the price, then so be it. We have a very good portfolio and I think we’re going to find our spots. I will say that I am very proud of the fact that we do an enormous of underwriting and due diligence leading into the process and I think that sellers see the amount of work that Robert, Marc, our asset management team, our Vice President of Engineering, our design and construction professionals put into each potential acquisition.  I think that gives us a leg up and then quite honestly, our large cash balance without financing contingencies. Once we’re ready to go that also speaks well to potential sellers. So I do think we’re well positioned but at the same time, I believe given what has transpired as of late I believe we’re disciplined on price.

Rich Hightower:  All right that’s helpful John and then my second question here. You made reference earlier to the fact that a lot of your non-core assets comprised a very small portion of the overall asset value for the portfolio. I’m just curious how you guys think about maybe the spread in cap rates, you know, between your best and I’m not going to call them worst but your non-core assets through the portfolio.

John Arabia:  Yes hard to be so specific Rich because there are assets in our portfolio that I would say are incredibly low cap rate assets and then, unfortunately just given the growth prospects there’s probably a couple being quite honest that are high. I could see a 10 cap or so on a couple of assets. So I would say the range from highest to lowest is actually fairly wide, we’ll continue to

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endeavor to sell those assets that do not fit our strategy but fit other strategies quite well. We’ll continue to look at monetizing those at the right time. I think that our track record on that thus far is very good as evidenced by the 22 times EBITDA multiple on trailing but I would not at all suggest that the next round of transactions would be anywhere close to that level of really aggressive pricing.

Rich Hightower:  All right that’s helpful, thanks.

John Arabia:  Sure.

Operator:  From FBR & Company we have Bryan Maher.

Bryan Maher:  Good morning John.

John Arabia:  Hi Bryan.

Bryan Maher:  Or good afternoon here. Quick question, how do you explain, you know, look on Friday we had Host report earnings and kind of talk down their group component and pull down the whole sector, including yourselves, stock wise and then, you know, here we sit the next week and both Hilton and yourselves are putting up, you know, pretty favorable group commentary. How do you reconcile that? Is it out hustling, is it, you know, where you are geographically located and the groups are kind of moving around, you know, kind of piggybacking Chris Woronka’s question? How do you think about that or explain that?

John Arabia:  You know Bryan, we can really only comment on what we are seeing and our portfolio. On the margin we do feel a little better as evidenced by what was a strong first quarter, stronger than anticipated, good growth and in the things that we are hyperfocused on when it comes to trying to figure out which way these markets are going, overall things upticked a little bit for us.

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So I’ll leave it up to the investment community to make the reconciliation in those comments, but I will tell you what we saw so far this year and on the back of a similar trend in the fourth quarter of 2016 is, on the margin we saw things a little bit better. And that doesn’t mean that things can’t change again or decelerate, but just trying to pass along the best information we have available to us it does look like there’s been a modest uptick.

Bryan Maher:  And then on the business transient leisure side, you know, as we sit here kind of nicely into the second quarter, how are you feeling about those trends?

John Arabia:  Overall stable. I know from last year there were concerns that overall transient would continue to decline or pushing rates more specifically would be difficult. I think what we’ve seen as of late is stability in transient business, although I would tell you as piggybacked on Bryan Giglia’s comments in our prepared remarks, if there’s that anticipation of a significant acceleration given change of administration, we haven’t seen that yet. We’re not baking that into our numbers but overall it seems that transient is stable.

Now what I would also tell you about that is last year, 2016, we had going into the year at several of our hotels somewhat of an aggressive tactic in trying to push bar rates because we thought the business would be there. This year we took somewhat of a more defensive stance and Marc, our asset managers and our operators went back and opened up more special corporate volume accounts. That strategy for us -- and I can only again talk about us -- that strategy seems to be working. You know if we were to see a massive ramp in business transient could we potentially leave a couple bucks on the table, maybe, probably. But that’s, a bet and a strategy that at this point we’re willing to make. And my hat is off to Marc and team I think they’re navigating this really well.

Bryan Maher:  Thanks John and congratulations on Boston and Hawaii.

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John Arabia:  Thank you.

Operator:  From Goldman Sachs we have Stephen Grambling. Please go ahead.

Stephen Grambling:  Hi thanks just two quick follow ups. I guess on the heels of the last question are you seeing the better group demand from any specific type of events or industry, you know, are you seeing any changes by industry in corporate transient that’s under the surface on that stabilization?

John Arabia:  Not really, we ask that quite a bit and we really haven’t seen any major changes in where the business is coming from. One trend to note that hasn’t come up yet thus far and again this gets back to our group slip strategy, is we’ve actually seen the number of attendees picking up. And as I said in my prepared remarks we’ve actually been pleasantly surprised, although this is volatile, we’ve been pleasantly surprised in the amount of food and beverage and increased events within group but nothing related to types of industries attending meetings.

Stephen Grambling:  Okay and then as a follow up to that F&B point and then I think to an earlier question you mention that there were structural changes in San Francisco and New York and F&B, you know, maybe if you can talk to what exactly happened there. Is that moving to third parties and are there other opportunities elsewhere in the portfolio?

Marc Hoffman:  Yes, I would tell you that in San Francisco it was the changing of an operation where we did away with what I would call typical room service in the hotel which allowed us to reduce considerable bodies and built a really great looking market which generated basically similar revenues but generated significantly more profits. And in the New York Hilton it was a similar type of test that we’ve done in Q2 that we’re going to be looking at and working for in how we can continue that with some again investment opportunities down the road.

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Stephen Grambling:  So any sense in terms of how many properties you could actually implement that?

Marc Hoffman:  Yes not at this time. We’re looking at it in several properties but not at this time.

John Arabia:  We’ve done that at several properties already and again it’s not just a focus on profit but it’s also a focus on what the customer wants. If any of you have the opportunity to take a look at the grab and go in San Francisco, the type of food, the quality of food, the quality of the service, it’s a competitive advantage in that hotel, it’s beautiful and it’s what the customer wants. So we think, again hats off to Marc and our design and construction team, for implementing that. I think it’s been a real win.

Stephen Grambling:  That’s great, thanks so much.

John Arabia:  Thank you.

Operator:  And there are no further questions at this time. Mr. Arabia I’d like to turn the conference back to you for any additional or closing remarks.

John Arabia:  Well thank you again everybody for your interest in Sunstone. We look forward to seeing many of you at upcoming conferences and if there are any follow up questions, the entire senior management team is in the office today and available to you. Have a great day, thank you.

Operator:  This concludes today’s conference. Thank you for your participation. You may now disconnect.

END

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